MASTER AGREEMENT

This Master Agreement (this “Master Agreement”) is made and entered into as of the 19th day of December, 2007 by and among Tara Gold Resources Corp., a Nevada corporation (“Tara”), Corporacion Amermin, S.A. de C.V., a company incorporated under the laws of the Mexican United States and affiliate of Tara (“Amermin” and together with Tara, the “Tara Parties”), La Camera Mining Inc., a company incorporated under the Business Corporations Act (Ontario) (“Camera”), and Minero La Camera Mexico, S.A de C.V., a company incorporated under the laws of the Mexican United States and subsidiary of Camera (“Minero” and together with Camera, the “Camera Parties”).  Each of Tara, Amermin, Camera and Minero are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITAL:

A.

The Parties desire to enter into a business relationship to exploit certain mining ventures located in the Mexican United States.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

1.

Binding Agreements to Purchase.  On the Closing Date (hereinafter defined), each Party shall execute and deliver to other Parties three purchase right agreements in the forms attached hereto as Exhibits A, B and C (the “Binding Agreements to Purchase”).  In consideration for the Tara Parties’ grant of purchase rights to Camera pursuant to the Binding Agreements to Purchase, Camera shall:

(i)

pay Tara (a) an aggregate of Two Hundred Thirty Thousand Dollars ($230,000) on or before December 31, 2007; (b) an aggregate amount of Three Hundred Fifty Thousand Dollars ($350,000) on or before May 1, 2008; and (c) until Camera delivers to Tara a Bankable Feasibility Study (defined below) relating to the property commonly known as “Curcurpe”, Two Hundred Fifty Thousand Dollars ($250,000) on January 1, 2009 and each anniversary thereof (all payments under this Section 1(i) shall be referred to herein as the “Curcurpe Fees”);

(ii)

pay Tara (a) an aggregate amount of Three Hundred Fifty Thousand Dollars ($350,000) on or before May 1, 2008; and (b) until Camera delivers to Tara a Bankable Feasibility Study relating to the property commonly known as “La Millonaria”, Two Hundred Fifty Thousand Dollars ($250,000) on January 1, 2009 and each anniversary thereof (all payments under this Section 1(ii) shall be referred to herein as the “La Millonaria Fees”);

(iii)

pay Tara (a) an aggregate amount of One Million Dollars ($1,000,000) at Closing (the “Picacho Closing Payment”); (b) an aggregate amount of One Million Dollars ($1,000,000) on or before May 1, 2008; (c) subject to the Payment Termination Test set forth in  Section 3(h) of the Binding Agreement to Purchase relating to Picacho, an aggregate amount of

Five Hundred Thousand Dollars ($500,000) on or before December 31, 2008; (d) an aggregate amount of One Million Dollars ($1,000,000) on or before December 31, 2009; and (e) an aggregate amount of One Million Dollars ($1,000,000) on or before December 31, 2010 (the Picacho Closing Payment, together with all other payments under this Section 1(iii) shall be referred to herein as the “Picacho Fees”);

(iv)

pay Amermin an aggregate amount of Two Hundred Sixty Thousand Dollars ($260,000) on or before December 31, 2007 (the “ISR Payment”), which amount shall be payable in immediately available funds by wire transfer to Scotia Bank Inverlat, Ave Ninos Heroes #403, Chihuahua, Chihuahua, Mexico (ABA / Routing Number: MBCOMXMM), for the account of Corporacion Amermin S.A. De C.V. (Account Number: 3377067; Code: 044150215033770671); and

(v)

issue to Tara an aggregate amount of One Million Five Hundred Thousand (1,500,000) fully paid and non-assessable shares of Camera common stock, par value CD$0.001 per share, free and clean of any lien, claim or encumbrance at Closing (the “Common Stock”), and shall register such issuance in the books and records of the company.

As used in this Master Agreement, a “Bankable Feasibility Study” shall mean a detailed study of the geological, engineering, operating and economic factors relating to mining at the property identified in the applicable Binding Agreement to Purchase, in a form acceptable to a commercial financial institution in order to finance such property.

Notwithstanding anything to the contrary contained herein, if the Camera Parties abandon each and every claim block underlying a Binding Agreement to Purchase in accordance with Section 9 of such Binding Agreement to Purchase (an “Abandonment”), all principal not yet due and payable under the Note (defined below) relating to such Binding Agreement to Purchase shall be released in full, in favor of the Camera Parties, as of the effective date of such Abandonment.

2.

Appointment of Biscan to Camera Board of Directors.  For a period of five (5) years from and after the Closing Date, and not withstanding any Abandonment (the “Board Term”), Camera shall take all lawful action to:

(i)

permit Francis Richard Biscan Jr. or a person designated by Biscan in writing (Biscan or such designated person, the “Representative”), at all times during the Board Term, to (a) receive notice of all meetings of the Board of Directors of Camera (the “Board”) at the same time as such notice is provided to members of the Board generally; (b) be present as an observer at all meetings of the Board; (c) receive payment or reimbursement for the cost of attending meetings of the Board to the same extent available to members of the Board generally; provided, however, that unless the Representative is serving as a member of the Board pursuant to Section 2(ii) hereof, the Representative shall not be entitled to receive a fee for his attendance at such meetings; and (d) receive all documents or other materials delivered or made available to members of the Board generally at the same time as such materials are delivered or made available to members of the Board generally; and

(ii)

upon Biscan’s request, cause the Representative to be elected to the Board (including, without limitation, causing the Representative to be nominated and recommended to serve on the Board) and receive the same rights and privileges offered to members of the Board generally.  If the Representative resigns or is removed from the Board for any reason during the Board Term, the rights and obligations set forth in Section 2(i) hereof shall continue to apply during the Board Term.

Biscan shall be entitled to replace any delagee serving as Representative at any time during the Board Term upon written notice of same to Camera.  Biscan shall be an intended third-party beneficiary of, and entitled to enforce, this Section 2.

3.

Conditions Precedent to Obligations of Camera.  The obligations of Camera toconsummate the transactions contemplated by this Master Agreement shall be subject to fulfillment at or prior to Closing of the following conditions (any one or more of which may be waived in whole or in part by Camera by written instrument):

(i)

The Tara Parties shall have in all material respects performed and complied with all of their covenants and obligations contained in this Master Agreement to be performed and complied with by them on or prior to Closing.

(ii)

The representations and warranties of the Tara Parties contained herein shall have been accurate, true and correct in all material respects on and as of the date hereof, and shall also be accurate, true and correct in all material respects on and as of the Closing with the same force and effect as though made by the Tara Parties on and as of the Closing.

(iii)

Camera shall be satisfied, in its sole discretion, with the results of its business, legal and financial due diligence investigation of the matters and properties to which the Binding Agreements to Purchase pertain.

(iv)

The Tara Parties shall have effected the deliveries required pursuant to Section 6.

4.

Conditions Precedent to Obligations of the Tara Parties.  The obligations of the Tara Parties to consummate the transactions contemplated by this Master Agreement shall be subject to fulfillment at or prior to Closing of the following conditions (any one or more of which may be waived in whole or in part by the Tara Parties by written instrument):

(i)

The Letter of Agreement and Full and Final Release dated November 30, 2007 and attached hereto as Exhibit D (collectively, the “Release”) shall be in full force and effect.

(ii)

Camera shall have in all material respects performed and complied with all of its covenants and obligations contained in this Master Agreement to be performed and complied with by it on or prior to Closing.

(iii)

The representations and warranties of Camera contained herein shall have been accurate, true and correct in all material respects on and as of the date hereof, and shall also be accurate, true and correct in all material respects on and as of the Closing with the same force and effect as though made by Camera on and as of the Closing.

(iv)

The Tara Parties shall be satisfied, in their sole discretion, with the results of its business, legal and financial due diligence investigation of Camera and Minero.

(v)

Camera shall have effected the deliveries required pursuant to Section 5.

5.

Camera’s Deliveries.  At Closing, Camera shall deliver or cause to be delivered to the Tara Parties the following:

(i)

The Picacho Closing Payment, in immediately available funds by wire transfer to the following account:

Bank name, address and phone:

Bank of America

18 Blanchard Circle

Wheaton, IL 60187

United States of America

630-384-3925

ABA / Routing Number:

026009593

For the account of:

Tara Gold Resources Corp.

Account Number:

002872837056

(ii)

three promissory notes payable to Tara, representing the portions of the Curcupe Fees, La Millonaria Fees and Picacho Fees payable after Closing, in the forms attached hereto as Exhibits E, F and G (the “Notes”);

(iii)

a copy of each Binding Agreement to Purchase, executed by Camera and Minero;

(iv)

a copy of the fully-executed Release; and

(v)

a certificate representing the Common Stock issued to Tara.

6.

Tara’s Delivery.  At Closing, the Tara Parties shall deliver or cause to be delivered to Camera a copy of each Binding Agreement to Purchase, executed by each of the Tara Parties.

7.

Closing.  The Closing contemplated by this Master Agreement shall occur at 10:00 a.m. central time on December 19, 2007 at the offices of Fox, Hefter, Swibel, Levin & Carroll, LLP, 321 North Clark Street, Suite 3300, Chicago, Illinois, or at such other time and place as the parties agree upon in writing (the closing date shall be referred to herein as the “Closing Date”).  The Closing may, with the consent of the Parties, take place by delivering an exchange of documents by facsimile transmission or electronic mail with originals to follow by overnight mail service courier.

8.

Termination.  This Master Agreement shall terminate:

(i)

upon the mutual written agreement of all Parties;

(ii)

upon written notice from either of the Tara Parties to Camera if any of the conditions precedent set forth in Section 4 shall not have been fulfilled (and shall not have been waived by the Tara Parties by the Closing Date), so long as the Tara Parties are not then in material breach of any of their representations, warranties, covenants or agreements contained in this Master Agreement; or

(iii)

upon written notice from Camera to the Tara Parties if any of the conditions precedent set forth in Section 3 shall not have been fulfilled (and shall not have been waived by Camera by the Closing Date), so long as Camera is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Master Agreement.

Upon termination of this Master Agreement pursuant to this Section 8, this Master Agreement and the rights and obligations of each Party contained herein shall be null, void and of no further effect.  For the avoidance of all doubt, but without limiting the forgoing, upon termination of this Master Agreement pursuant to this Section 8, each of the Binding Agreements to Purchase and Notes shall be null and void and Camera shall have no right, claim or interest to any of the properties underlying or any rights or obligations arising under the Binding Agreements to Purchase.  In no event shall Camera be entitled to reimbursement, refund or restitution for any payment made by Camera pursuant to this Master Agreement, the Release or any Binding Agreement to Purchase, notwithstanding (a) any termination of this Master Agreement, the Release or any Binding Agreement to Purchase; or (b) the failure of the Closing to occur.

9.

Representations, Warranties, and Covenants of the Tara Parties.  Each of the Tara Parties hereby represents, warrants and covenants to Camera as follows:

(i)

Power and Authority.  Such Tara Party has full corporate right, power and authority to execute, deliver and perform this Master Agreement and the Binding Agreements to Purchase.  This Master Agreement has been duly executed and delivered by such Tara Party and constitutes the legal, valid and binding obligation of such Tara Party, enforceable against it in accordance with its terms.  When executed at Closing, the Binding Agreements to Purchase will be duly executed and delivered by such Tara Party and constitute the legal, valid and binding obligation of such Tara Party, enforceable against such Tara Party in accordance with its terms.

(ii)

Non-Contravention. The execution and delivery of this Master Agreement, and the consummation of the transactions contemplated hereby, will not: (a) violate any governmental law, rule or regulation to which such Tara Party is subject or any provision of the organizational documents of such Tara Party; or (b) result in a breach of, constitute a default under, or result in the acceleration or termination of, any material agreement, lease, license or instrument to which such Tara Party is a party.  Such Tara Party is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the parties hereto to consummate the transactions contemplated by this Master Agreement.

(iii)

Pre-Closing Access to Information.  Prior to the Closing, subject to any applicable legal restrictions, such Tara Party shall afford Camera and its counsel, accountants and other authorized representatives, upon reasonable prior notice, reasonable access during normal business hours (when accompanied by an authorized representative of such Tara Party) to the information and documents relating to the properties underlying the Binding Agreements to Purchase.

(iv)

Pre-Closing Operation of the Properties.  Prior to the Closing, such Tara Party shall continue to discharge its obligations under the agreements referenced in the Binding Agreements to Purchase (which are to be discharged by Camera after Closing).

10.

Representations, Warranties, and Covenants of Camera.  Camera hereby represents, warrants and covenants to each Tara Party as follows:

(i)

Power and Authority.  Camera has full corporate right, power and authority to execute, deliver and perform this Master Agreement, the Binding Agreements to Purchase and the Notes.  This Master Agreement has been duly executed and delivered by Camera, and constitutes the legal, valid and binding obligation of Camera enforceable against Camera in accordance with its terms.  When executed at Closing, the Binding Agreements to Purchase and the Notes shall have been duly executed and delivered by Camera and constitute the legal, valid and binding obligation of Camera, enforceable against Camera in accordance with its terms.

(ii)

Non-Contravention.  The execution and delivery of this Master Agreement, the Binding Agreements to Purchase, and the Notes, and the consummation of the transactions contemplated thereby, will not: (a) violate any governmental law, rule or regulation to which Camera is subject or any provision of the organizational documents of Camera; or (b) result in a breach of, constitute a default under, or result in the acceleration or termination of, any material agreement, lease, license or instrument to which Camera is a party.  Camera is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the parties hereto to consummate the transactions contemplated by this Master Agreement, the Binding Agreements to Purchase or the Notes.

(iii)

Pre-Closing Access to Information.  Prior to the Closing, subject to any applicable legal restrictions, Camera shall afford each Tara Party and its counsel, accountants and other authorized representatives, upon reasonable prior notice, reasonable access during normal business hours (when accompanied by an authorized representative of Camera) to the information and documents relating to the Camera Parties, the operation of its business and its financial condition and shall provide each Tara Party with copies of all requested documentation and financial information related thereto that are within either Camera Party’s possession or control.

11.

Disclaimer of Additional Representations and Warranties.  Neither Tara nor Amermin makes representations or warranties of any kind except as expressly set forth in this Master Agreement, the Binding Agreements to Purchase or the Notes.  Camera acknowledges and understands that it must exercise its own diligence to examine and evaluate all aspects of the transactions, property interests, rights and obligations underlying the Master Agreement and each Binding Agreement to Purchase and that it is relying solely and exclusively on its own diligence and review and not on any representation, warranty statement or information provided by or on behalf of any Tara Party or any employee, officer or representative of either of them, except for the representations and warranties expressly set forth herein or in the Binding Agreements to Purchase.  Camera acknowledges and understands that it has received and reviewed to its satisfaction all documents and agreements referenced in the Binding Agreements to Purchase and has undertaken or will undertake prior to Closing, at its own expense, said review of the conditions and circumstances of the property underlying the Binding Agreements to Purchase.

12.

Guaranty of Camera.

(i)

Nature of Guaranty.  Camera hereby absolutely and unconditionally guarantees to the Tara Parties, as primary obligor and not merely as surety, the full and prompt payment and performance when due of all of Minero’s duties, agreements, covenants, terms, and obligations under the Binding Agreements to Purchase (the “Guaranteed Obligations”).  Camera guarantees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the Binding Agreements to Purchase. The obligations of Camera hereunder are absolute, present, and continuing obligations which are not conditional upon the exercise of any remedies against Minero or the making of a demand against Minero or the filing of a suit to obtain or assert a claim for personal judgment against Minero for the Guaranteed Obligations or the making of an effort at collecting the Guaranteed Obligations from Minero, or any attempt to foreclose or realize upon any security for obligations of Minero or the taking of any other action with respect to Minero, it being expressly acknowledged and agreed that Camera shall be directly obligated hereunder for all amounts payable by Minero under the Binding Agreements to Purchase and for breaches of or failures to perform or observe, or any other noncompliance with any covenant, condition, or agreement or other obligation to be performed by Minero under the Binding Agreements to Purchase or the inaccuracy (in any material respect) of any representation or warranty of Minero in the Binding Agreements to Purchase.  The liability of Camera under this Guaranty shall not be subject to any counterclaim, setoff, deduction, release, recoupment, or defense and shall remain in full force and effect and shall be irrevocable, absolute and unconditional, irrespective of: (a) any lack of validity, genuineness, or enforceability of the Binding Agreements to Purchase or any other agreement or instrument relating thereto; (b) any change in the time, manner, or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of, or any consent to departure from, the Binding Agreements to Purchase; (c) any bankruptcy or insolvency of, or any merger or consolidation of, or any sale of shares in, Minero; (d) any failure by either of the Tara Parties to pursue remedies against Minero; (e) the pursuit by either Tara Party of whatsoever remedies there may be against Minero, any other guarantor or any security for any or all of the Guaranteed Obligations; (f) any claim as a result of any other dealing between either Tara Party and Minero; or (g) any other occurrence or circumstances whatsoever, whether similar or dissimilar to the foregoing and any other circumstances (other than actual payment or performance) that might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against Minero.  Indefeasible fulfillment by Minero or Camera of any of the Guaranteed Obligations shall dispose of any claim hereunder with respect to, and to the extent of, such of the Guaranteed Obligations.

(ii)

Waiver.  Camera hereby waives (a) notice of any of the foregoing matters, (b) promptness, diligence, demand, protest, proof, or notice of nonperformance and notice of acceptance, and (c) any other notice with respect to any of the Guaranteed Obligations and this Section 12.

(iii)

Right to Deal with Minero.  At any time and from time to time, without terminating, affecting or impairing the validity of the obligations of Camera under this Section 12,  the Tara Parties may deal with Minero in the same manner and as fully as if this Section 12 did not exist and shall be entitled, among other things, to grant Minero such extension or extensions of time to perform, or to waive any obligation of Minero to perform, any act or acts as may to either Tara Party be deemed advisable, and no such waiver or extension shall in any way limit or otherwise affect any of Camera's obligations under this Section 12.

(iv)

No Waiver; Remedies.  No failure on the part of either Tara Party to exercise, and no delay in exercising any right under this Section 12 shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Section 12 preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in this Section 12 are cumulative and not exclusive of any remedies provided by law.

(v)

Continuing Agreement; Transfer of Interest.  This Section 12 is a continuing agreement and shall (a) remain in full force and effect until payment and performance in full of the Guaranteed Obligations; (b) be binding upon Camera, and its successors and assigns, and (c) inure to the benefit of and be enforceable by either Tara Party and its successors, transferees, and assigns.  Camera shall execute and deliver to the Tara Parties, upon their request, such instruments and assurances and take such other actions as may be necessary or advisable to confirm or evidence the rights under this Section 12 of any successor, transferee or assignee to or of either Tara Party.

(vi)

Enforcement Expenses.  Camera agrees to pay to the Tara Parties any and all reasonable costs and expenses (including reasonable legal fees) incurred by the Tara Parties in enforcing their rights under this Section 12.

13.

Miscellaneous

(i)

Letter of Intent.  The Letter of Intent by and among Camera, Tara and Amermin, dated as of November 27, 2007, shall terminate on the date hereof.

(ii)

Currency.  Except as expressly set forth herein, all references in this Master Agreement to currency shall be deemed to be U.S. currency.

(iii)

Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given, delivered and received (a) when delivered, if delivered personally; (b) four (4) days after mailing, when sent by registered or certified mail, return receipt requested and postage prepaid; and (c) one (1) business day after delivery to a private courier service, when delivered to a private courier service providing documented overnight service, in each case addressed as follows:

If to Camera or Minero:

La Camera Mining Inc.

131 Bloor Street West

Upper Penthouse West

Toronto, ON M5S 1S3

Canada

If to Tara or Amermin:

Tara Gold Resources Corp.

2162 Acorn Court

Wheaton, IL 60187

United States of America

With a copy to each of:

Martin B. Carroll, Esq.

Fox, Hefter, Swibel, Levin & Carroll, LLP

321 North Clark Street, Suite 3300

Chicago, Illinois 60610

United States of America

Jose Alberto Jimenez Probert, Esq.

Jimenez Probert

Calle 16 de Septiembre 608

Col. Cuauhtemoc, C.P. 31020

Ciudad de Chihuahua, Chihuahua

Mexico

or to such other address or addresses as may hereafter be specified by notice given by either Party to the other.

(iv)

Successors and Assigns.  This Master Agreement may not be assigned by any Party without the express written consent of all other Parties.  This Master Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.  Nothing in this Master Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the Parties and their successors and assigns any right, remedy or claim under or by reason of this Master Agreement.

(v)

Entire Agreement; Amendments.  This Master Agreement contains the entire understanding of the Parties with regard to the subject matter contained herein, and supersedes all prior agreements, understandings or letters of intent between the Parties.  This Master Agreement shall not be amended, modified or supplemented except by a written instrument signed by the Parties.

(vi)

Interpretation.  Headings to sections herein are inserted for convenience of reference only and are not intended to affect the interpretation of this Master Agreement.

(vii)

Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

(viii)

Specific Performance.  Each Party agrees that the others would be damaged irreparably in the event any of the provisions of this Master Agreement are not performed in accordance with their specific terms or are otherwise breached.  Accordingly, each such Party agrees that the other Parties shall be entitled to an injunction or specific performance to prevent breaches of the provisions of this Master Agreement and to enforce specifically this Master Agreement and the terms and conditions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

(ix)

Expenses.  Each Party shall bear its own costs and expenses (including legal and accounting fees, costs and expenses) incurred in connection with this Master Agreement and the transactions contemplated hereby.

(x)

Governing Law.  This Master Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.  Any litigation arising out of or related to this Master Agreement shall be instituted and prosecuted only in the appropriate state or federal court or other tribunal situated in Chicago, Illinois.  Each Party hereby submits to the exclusive jurisdiction of such courts and tribunals for purposes of any such action and the enforcement of any judgment or order arising therefrom.  Each Party hereby waives any right to a change of venue and any and all objections to the jurisdiction of the state and federal courts and other tribunals located in Chicago, Illinois.

(xi)

Incorporation of Recitals and Exhibits.  The recitals set forth on page 1 hereof, and the exhibits attached hereto, are hereby incorporated into this Master Agreement by this reference.

(xii)

Execution in Counterparts.  This Master Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Master Agreement as of the date first written above.

TARA:

TARA GOLD RESOURCES CORP.

By:  /s/ Francis Richard Biscan Jr

Name:  Francis Richard Biscan Jr.

Title:

AMERMIN:

CORPORACION AMERMIN, S.A. DE C.V.

By: /s/ Ramiro Trevizo Ledezma

Name: Ramiro Trevizo Ledezma

Title:

CAMERA:

LA CAMERA MINING INC.

By: /s/ David Deslauriers

Name: David Deslauriers

Title:

MINERO:

MINERO LA CAMERA MEXICO, S.A. DE C.V.

By: /s/ David Deslauriers

Name:

Title:

Master Agreement

EXHIBIT A

BINDING AGREEMENT TO PURCHASE INTEREST IN “CURCURPE”

See attached.

Exhibit A

EXHIBIT B

BINDING AGREEMENT TO PURCHASE INTEREST IN “LA MILLONARIA”

See attached.

Exhibit B

EXHIBIT C

BINDING AGREEMENT TO PURCHASE INTEREST IN “PICACHO”

See attached.

Exhibit C

EXHIBIT D

RELEASE

See attached.

Exhibit D

EXHIBIT E

PROMISSORY NOTE FOR CURCURPE FEES PAYABLE AFTER CLOSING

See attached.

Exhibit E

EXHIBIT F

PROMISSORY NOTE FOR LA MILLONARIA FEES PAYABLE AFTER CLOSING

See attached.

Exhibit F

EXHIBIT G

PROMISSORY NOTE FOR PICACHO FEES PAYABLE AFTER CLOSING

See attached.

Exhibit G